Exhibit 10.16

INVESTOR RIGHTS AGREEMENT

Between

OSIRIS ACQUISITION II, INC.

and

JCR PHARMACEUTICALS CO., LTD

Dated as of August 26, 2003

i

INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of August 26, 2003, between OSIRIS ACQUISITION II, INC., a Delaware corporation (the “Company”), and JCR PHARMACEUTICALS CO., LTD, a corporation organized under the laws of Japan (the “Investor”).

WITNESSETH:

WHEREAS, the Parties have entered into a Stock Purchase Agreement, dated as of the date hereof (the “Stock Purchase Agreement”), pursuant to which the Investor has agreed, among other things, to subscribe for and purchase the Company’s Series B Preferred Stock (as defined in the Stock Purchase Agreement), and having the designations, rights and preferences set forth in the Amendment of the Certificate of Incorporation dated as of the date hereof.

WHEREAS, the Parties desire to enter into this Agreement to govern certain of their rights, duties and obligations in connection with the shares of the capital stock of the Company to be held by the Investor and any permitted transferees.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.   Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that which, directly or indirectly, controls, or is controlled by, or is under common control with such Person.  For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are authorized to be closed in the State of Maryland.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time.

“Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Converted Registrable Securities” means shares of Common Stock issued or issuable upon the conversion of shares of the Series B Preferred Stock of the Company.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Exchange Act” means the Securities Exchange Act of 1934.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Holder” means any Person, including the Investor, then owning or having the right to acquire Registrable Securities or any assignee thereof.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“License Agreement” means the license agreement of even date by and between the Parties.

“Other Shares” means, at any time, such Shares as do not constitute Primary Shares or Registrable Securities.

“Outstanding” with respect to the Shares, means, as of any date of determination, Shares that have been issued on or prior to such date (other than Shares redeemed, repurchased or otherwise reacquired by the Company on or prior to such date).

“Parties” means the Company and the Investor.  “Party” means each of the Company and the Investor individually.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Preferred Stock” means the preferred stock of the Corporation now or hereinafter authorized, including, without limitation, the Series B Preferred Stock.

“Primary Shares” means, at any time, the authorized but unissued shares of Common Stock and the shares of Common Stock held by the Company in its treasury.

“Public Offering” means a public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company to the public generally (as adjusted for stock splits, reverse splits, stock dividends, subdivisions, reclassifications and similar adjustments) and in respect of which the aggregate net proceeds to the Company are not less than Twenty Million Dollars ($20,000,000), and as a result of which shares of Common Stock are designated for trading on The New York Stock Exchange, The American Stock Exchange or the NASDAQ National Market.

“register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (a) the Converted Registrable Securities, and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Converted Registrable Securities.  For purposes of this Agreement, any Registrable Securities shall cease to be Registrable Securities (i) when they have been registered under the Securities Act (the registration statement in connection therewith having been declared effective) and disposed of pursuant to such effective registration statement, (ii) when they are sold by a Person in a transaction in which the rights and obligations under the provisions of this Agreement are not assigned; (iii) when they have been sold or distributed pursuant to Rule 144 (including Rule 144(k)) or (iv) for any Holder, on the last day of any three-month period within which all such Registrable Securities held by such Holder may be sold or distributed without registration pursuant to Rule 144.

“Restricted Shares” means all Shares other than (a) Shares that have been registered under an effective registration pursuant to the Securities Act, (b) Shares with respect to which a Sale has been made in reliance on and in accordance with Rule 144 or (c) Shares with respect to which the holder thereof shall have delivered to the Company either (i) an opinion, in form and substance satisfactory to the Company, of counsel, who shall be satisfactory to the Company, or (ii) a “no-action” letter from the SEC, in each case to the effect that subsequent transfers of such Shares may be effected without registration under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto or any complementary rule thereto (such as Rule 144A).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Shares” means all shares of Common Stock, together with (a) all equity securities of the Company (or any successor or assign of the Company) received on account of ownership of such Common Stock, including any and all securities issued in connection with any merger, consolidation, reclassification, stock dividend, stock split, recapitalization or similar transaction in respect thereof, (b) all warrants and options to purchase any equity securities of the Company and (c) any securities of the Company convertible into or exchangeable for Common Stock.

“Stock Purchase Agreement” has the meaning ascribed thereto in the preambles of this Agreement.

“Transaction Documents” shall have the meaning ascribed thereto in the Stock Purchase Agreement.

“Transfer” used as a noun means any direct or indirect sale, assignment, transfer, pledge, hypothecation, exchange or other disposition by any means whatsoever, whether by operation of Law or otherwise; and, used as a verb, means any action or actions taken by or on behalf of a Person, which result in a sale, assignment, transfer, pledge, hypothecation, exchange or other disposition.

SECTION 1.02.   Interpretation and Rules of Construction.  In this Agreement, except to the extent that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise expressly indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have such defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)            the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h)           references to a Person are also to its permitted successors and assigns;

(i)            the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(j)            all references to currency, monetary values and dollars shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

ARTICLE II
REGISTRATION RIGHTS

SECTION 2.01.   Piggyback Registration.  (a) The Company shall notify each Holder in writing at least twenty (20) days prior to the filing of any registration statement under the Securities Act in connection with a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding any registration statements relating to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the resale of Registrable Securities) and will afford each Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder.  In the event any Holder desires to include in any such registration statement all or any part of the Registrable Securities held by such Holder, such Holder shall, within ten (10) days after the above-described notice from the Company, so notify the Company in writing, including the number of such Registrable Securities such Holder wishes to include in such registration statement.  Such notice shall state the intended method of disposition of the Registrable Securities by such Holder.  If such Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.  The Company shall have no obligation to include any Registrable Securities of a Holder in a registration statement under this Section 2.01 if, in the reasonable opinion of counsel to the Company delivered to such Holder, all such Registrable Securities proposed to be sold by such Holder may be sold in a three (3) month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act; provided, however, that the Company’s obligation to include such Registrable Securities in such registration statement shall continue if, within five (5) days of the delivery of the Company counsel’s opinion, counsel to such Holder provides a reasonable opinion that such Registrable Securities are not eligible to be sold pursuant to Rule 144 under the Securities Act.

(b)           If the registration statement under which the Company gives notice under this Section 2.01 is for an underwritten offering, the Company shall so advise the Holders.  In such event, the right of each Holder to be included in a registration pursuant to this Section 2.01 shall be conditioned upon such Holder’s participation in such underwriting.  In the event a Holder wishes to distribute all or part of the Registrable Securities held by it through such underwriting, such Holder shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of securities to be underwritten, then the securities proposed to be included in such offering shall be included in the following order:

(i)            first, any Primary Shares or other securities proposed to be offered by the Company for its own account and the Registrable Securities requested to be included in such registration which are Converted Registrable Securities and any other shares of capital stock of the Company not held by the Investor which have been requested to be included in such registration pursuant to registration rights previously or hereafter granted by the Company to others (“Other Registrable Securities”); provided that if necessary, the number of such Registrable Securities, Primary Shares and the Other Registrable Securities shall be reduced pro rata among the holders thereof based upon the number of Registrable Securities and Primary Shares and Other Registrable Securities requested to be registered by each such holder; and

(ii)           second, any Other Shares which are not Other Registrable Securities.

(c)           The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.01 prior to the effectiveness of such registration whether or not any Holders have elected to include securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.05 hereof.

(d)           For purposes of Section 2.01 (b)(i), for any selling stockholder that is a Holder and that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single selling Holder, and any pro rata reduction with respect to such selling Holder shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

SECTION 2.02.   Obligations of the Company.  Whenever required under this Article II to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)           prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to sixty (60) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed or all of such Registrable Securities cease to be Registrable Securities;

(b)           prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above;

(c)           furnish to the Investor and each other Holder of Registrable Securities covered by such registration statement such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in writing in order to facilitate the disposition of Registrable Securities owned by them, provided, however, that the obligation of the Company to deliver copies of prospectuses or preliminary prospectuses to the Investor or the Holder shall be subject to compliance by the Holder with the applicable provisions of the Securities Act and of such other securities or blue sky laws as may be applicable in connection with any use of such prospectuses or preliminary prospectuses, and delivery to the Company (upon its request) of reasonable written evidence of compliance therewith;

(d)           use commercially reasonable efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such states or other jurisdictions as shall be reasonably requested by each Holder of Registrable Securities covered by such registration statement to enable such Holder to consummate the disposition of such Registrable Securities in such jurisdictions, provided that the Company shall not be required In connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or other jurisdictions or to subject itself to taxation in any such jurisdiction;

(e)           in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)            promptly notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, provided, that the Holders agree that, upon receipt of any notice from the Company of the happening of any event of the kind described in this subsection 2.02(f), they will immediately discontinue disposition of shares pursuant to a Registration Statement until they receive copies of the supplemented or amended prospectus contemplated by this subsection 2.02(f), and, if so directed by the Company the Holders will deliver to the Company all copies, other than permanent file copies in their possession, of the most recent prospectus (including any prospectus supplement) covering such shares at the time of receipt of such notice or destroy all such copies;

(g)           apply for all such Registrable Securities registered pursuant to this Agreement to be listed on a securities exchange on which similar securities issued by the Company are then listed;

(h)           provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i)            use its commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a registration statement and, in the event of the issuance of any stop order suspending the effectiveness of a registration statement or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any shares of capital stock included in the registration statement for sale in any jurisdiction, use its commercially reasonable efforts promptly to obtain the withdrawal of the order;

(j)            if requested by the managing underwriter or underwriters (if any), a Holder or its counsel, promptly incorporate in a prospectus supplement such information as such Person requests to be included therein with respect to the Holder or the securities being sold, including, without limitation, with respect to the securities being sold by the Holder to such underwriter or underwriters, the purchase price being paid therefore by such underwriter or underwriters and with respect to any other terms of an underwritten offering of the securities to be sold in such offering, and promptly make all required filings of such prospectus supplement;

(k)           furnish, at the request of holders of a majority in interest of the Registrable Securities participating in the registration, on the date that Registrable Securities held by the Holders are delivered to the underwriters for sale, if such Registrable Securities are being sold through underwriters, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of Holders of Registrable  Securities participating in the registration, addressed to the underwriters, if any, and to such Holders and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to holders of a majority in interest of Registrable Securities participating in the registration, addressed to the underwriters, if any, and, if permitted by applicable accounting standards to the Holders requesting registration of Registrable Securities;

(l)            enter into customary agreements and take all other actions as holders of a majority in interest of Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of any Registrable Securities held by the Holders and covered by such registration statement;

(m)          otherwise comply with all applicable rules and regulations of the SEC and make available to its security holders, as soon as reasonably practicable, an earnings statement, which need not be audited, covering the period of at least twelve (12) months beginning with the first day of the Company’s first fall calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder; and

(n)           permit each participating Holder to require the insertion in any registration statement covering such Holder’s Registration Securities of material, furnished to the

Company in writing, that in the reasonable judgment of such Holder and its counsel should be included therein in order to reduce the risk that such Holder may be deemed to be an underwriter or a controlling Person of the Company, or to reduce the risk and potential liability associated therewith in the event that such Holder is deemed to be an underwriter or controlling Person of the Company (including, without limitation, that the holding by such Holder of Registrable Securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that the holding does not imply that such Holder will assist in meeting any future financial requirements of the Company), provided that the material does not contain a material misstatement or omission, and provided further that in the reasonable judgment of the Company and its counsel such material would not have an adverse effect on the Company or on the Company’s stock price.

SECTION 2.03.   Information from Holders.  It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Article II with respect to the Registrable Securities of any selling Holder that such Holder shall furnish promptly to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as the Company may from time to time reasonably request and such information as shall be required to effect the registration of such Holder’s Registrable Securities; provided that the Company shall furnish to the Holders, prior to the filing of the registration statement or any prospectus, amendment or supplement thereto, copies of the portions of the Registration Statement as proposed to be filed which contain information regarding the distribution of the shares of Registrable Securities of such Holders or any other information regarding the Holders, which such portions will be subject to the reasonable review and comments of the Holders (and their counsel); and provided further that the Company will not file any such Registration Statement, any prospectus or any amendment or supplement thereto in the event that the Holders shall reasonably object in writing, within five (5) days of receipt (in accordance with Section 5.03) of such portions, to any portion of any such document that is subject to review by the Holders pursuant to this Section 2.03.

SECTION 2.04.   Expenses of Registration.  All expenses incurred in connection with registrations, filings or qualifications pursuant to Section 2.01 including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, shall be borne by the Company.  Notwithstanding the foregoing, the Holders shall pay all their internal expenses incurred in connection with the registration (including, without limitation, all salaries and expenses of the Holders’ officers and employees performing legal or accounting duties and fees and expenses of in-house and outside legal counsel and other in-house and outside consultants to the Holders), as well as any underwriting discounts and commissions with respect to any Registrable Securities sold by the Holder.

SECTION 2.05.   Indemnification.  In the event any Registrable Securities are included in a registration statement under this Article II:

(a)           To the extent permitted by Law, the Company will indemnify and hold harmless each selling Holder, the partners or officers, directors and stockholders of such Holder, legal counsel and accountants for such Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, and each Affiliate of any of the foregoing (each, a “Company Indemnified Party”), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws (collectively (i), (ii) and (iii) a “Violation”); and the Company will reimburse each such Company Indemnified Party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.05(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case to the extent that any such loss, claim, damage, liability or action (including any legal or other expenses incurred) arises out of or is based upon an untrue statement or allegedly untrue statement or omission or alleged omission made in said registration statement, preliminary prospectus, final prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Securities in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by the Holder or its counsel or underwriter specifically for use in the preparation thereof.

(b)           To the extent permitted by Law, the Holders shall, jointly and severally, indemnify and hold harmless the Company, the partners or officers, directors and stockholders of the Company, legal counsel and accountants for the Company, any underwriter, and any controlling person of any such underwriter, and each Affiliate of any of the foregoing, against any losses, claims, damages or liabilities (joint or several) or actions in respect thereof to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by a Holder expressly for use in connection with such registration; and the Holders will reimburse any Person intended to be indemnified pursuant to this subsection 2.05(b), for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.05(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of holders of a majority in interest of the

Registrable Securities participating in the registration (which consent shall not be unreasonably withheld).

(c)           The total amount of the Company’s indemnification liability under Section 2.05(a) and the Holders’ indemnification liability under Section 2.05(b), respectively, shall in each case be limited to an amount equal to the sum of (a) the aggregate purchase price paid by the Investor for the Shares issued under the Stock Purchase Agreement plus (b) the reasonable attorneys’ fees and other expenses of the prevailing party.  The Holders and the Company agree that the sole recourse and exclusive remedy with respect to any breach of any of the representations, warranties and covenants contained in this Agreement shall be the right to indemnification under this Section 2.05.

(d)           Promptly after receipt by an indemnified party under this Section 2.05 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.05, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof; provided, however, that the failure to give prompt notice shall not: (i) limit the indemnification obligations of the indemnifying party hereunder except to the extent that the delay in giving, or failure to give, prompt notice prejudices the ability of the indemnifying party to defend against such action, or (ii) relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 2.05.  The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.

(e)           If the indemnification provided for in this Section 2.05 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable Law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of competent jurisdiction by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that in no event shall any contribution by either party hereunder exceed the net proceeds from the offering received by the Holders.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.05(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable consideration referred to in this paragraph.

(f)            The obligations of the Company and the Holders under this Section 2.05 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article II, and otherwise.

(g)           Defect Eliminated in Final Prospectus.  The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time such registration statement becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim, or damage at or prior to the time such action is required by the Securities Act.

SECTION 2.06.   Rule 144 Reporting.  With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit the Holders to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees, at all times after the consummation of a Public Offering to:

(a)           make and keep public information available, as those terms are understood and defined in SEC Rule 144, or any similar or analogous rule promulgated under the Securities Act;

(b)           file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)           furnish to the Holders forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements) or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing the Holders of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

SECTION 2.07.   Assignment of Registration Rights.  The rights to register Registrable Securities pursuant to Section 2.01 may be assigned (but only with all related obligations) only by the Investor to an Affiliate of the Investor that, after such assignment or transfer, holds shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) provided that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, Section 2.08 below and (iii) such transferee or assignee acquires from such party at least two hundred fifty thousand (250,000) shares of such Registrable Securities (as adjusted for any stock dividends paid in such Registrable Securities, and combinations, stock splits, recapitalizations and the like with, respect to such Registrable Securities).

SECTION 2.08.   “Market Stand Off” Agreement.  (a) The Investor and each other Holder hereby agrees that it will not, during the period commencing on the effective date of a registration statement of the Company filed under the Securities Act and ending on the date specified by the Company and the managing underwriter, but in no event for a date later than that to which the officers of the Company have agreed to, directly or indirectly (i) lend, offer, pledge, sell, contract to sell (including, without limitation, any short sale), offer to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares (whether such Shares are then owned by the Investor or such other Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

(b)           In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities held by the Investor or such other Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

SECTION 2.09.   Termination of Registration Rights.  No Holder shall be entitled to exercise any right provided for in this Article II after four (4) years following the consummation of the Company’s initial Public Offering or such earlier time at which all Registrable Securities held by such Holder (and any Affiliate of such Holder with whom such Holder must aggregate its sales under Rule 144) can be sold without registration in compliance with Rule 144(k) of the Securities Act.

SECTION 2.10.   No Liability for Insider Trading.  Notwithstanding any other provision of this Agreement, in no event shall the Company or any of its Affiliates be responsible for any liability to which any Holder or any of its Affiliates may be subject by reason of trading in securities of the Company at a time when it is in possession of material non-public information.

ARTICLE III
ADDITIONAL AGREEMENTS

SECTION 3.01.   Delivery of Information.  (a) So long as the Investor continues to hold a majority of the issued and outstanding Series B Preferred Stock, the Company shall deliver to the Investor within one-hundred twenty (120) days after the end of each fiscal year of the Company after the date this Agreement, a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with United States generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail (the “Audited Financial Statements”).  Such financial statements shall be accompanied by a report and opinion thereon by a firm of independent public accountants of national standing selected by the Company (the “Audit Report”).

(b)           So long as the Investor continues to hold a majority of the issued and outstanding Series B Preferred Stock, the Company shall deliver to the Investor within forty-five (45) days after the end of the first, second and third quarterly accounting periods after the date of this Agreement in each fiscal year of the Company, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with United States generally accepted accounting principles, subject to year-end audit adjustments and the addition of and any changes to any notes thereto.

(c)           So long as the Investor continues to hold a majority of the issued and outstanding Series B Preferred Stock, the Company shall deliver to the Investor, within five (5) Business Days after an executive officer of the Company has actual knowledge of: (i) the occurrence of a default hereunder, or under any material agreement of the Company with any third party, including any loan or financing agreement, (ii) the commencement of any legal proceeding against the Company or the occurrence of any event which is reasonably likely (with or without the passage of time) to have a material adverse effect on the Company, or (iii) any effect, condition, event, or circumstance that has resulted in a material or adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations, prospects or liabilities of the Company, a statement from the chief executive officer of the Company describing such occurrence and management’s anticipated response.

SECTION 3.02.   Reservation of Common Stock.  The Company shall take any and all action necessary to reserve for issuance the number of shares of Common Stock into which all of the shares of Series B Preferred Stock authorized by the Certificate of Incorporation then outstanding or to be sold to the Investor is convertible, and shall take such further action from time to time thereafter to increase the number of shares of Common Stock reserved for issuance as required by any increase in the number of shares of Common Stock into which such Series B Preferred Stock may then be converted.

SECTION 3.03.   Confidentiality of Records.  The Investor and each Holder agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as the Investor and such Holder uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that the Investor and such Holder may disclose such proprietary or confidential information to any partner, member, subsidiary, parent or Affiliate of the Investor and such Holder solely for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of, and agrees in writing to be bound by, the confidentiality provisions of this Section 3.03.

SECTION 3.04.   Termination of Covenants.  Unless no longer applicable in accordance with the terms of such Section at an earlier date, the covenants set forth in Section 3.01 shall in any event terminate and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Securities Act in connection with a Public Offering is consummated.

ARTICLE IV
REDEMPTION

At any time and from time to time after the License Agreement between the Parties of even date is terminated, the Company shall have the right to redeem all of the issued and outstanding shares of Series B Preferred Stock at a price per share equal to the Fair Market Value (as defined in the Certificate of Incorporation) of each share of Series B Preferred Stock to be redeemed.  With respect to such redemption, the Company shall give at least ten (10) days’ written notice to each holder of Series B Preferred Stock to be redeemed, which notice shall state the date of the redemption (the “Redemption Date”), the number of shares to be redeemed, the aggregate redemption price and the place where such holder may obtain payment of such redemption price.  On such Redemption Date, each holder of Series B Preferred Stock called for redemption shall surrender to the Company or its transfer agent all certificates for the shares of Series B Preferred Stock to be redeemed; provided, however, that on such Redemption Date (whether or not the certificates representing such shares are so surrendered), all rights of the respective holders of such shares with respect to the ownership thereof shall automatically cease, except for the right to receive the redemption price hereunder upon surrender of such certificates.

ARTICLE V
PRE-EMPTIVE RIGHT

SECTION 5.01.   Pre-emptive Right.  (a) Subject to the terms and conditions of this Section 5.01, the Company hereby grants to the Investor a right of first offer (the “Right of First Offer”) to purchase its pro rata share of issues and sales by the Company of its Equity Securities (as hereinafter defined).  The Investor’s pro rata share, for purposes of this Right of First Offer, is the ratio of the number of shares of Common Stock owned by the Investor immediately prior to the issuance of the Equity Securities, assuming full conversion of the Preferred Stock and exercise of all outstanding rights, options and warrants to acquire Common Stock held by said Investor, to the total number of shares of Common Stock outstanding immediately prior to the issuance of the Equity Securities, assuming full conversion of all outstanding Preferred Stock, and the exercise of all outstanding rights, options and warrants to acquire Common Stock.

(b)           Each time the Company proposes to offer any shares, whether now authorized or not, or any rights, options or warrants to purchase any such shares of Common Stock or of its preferred stock or any securities of any type that are or may become convertible into or exchangeable or exercisable for any shares of, any class of Common Stock or its preferred stock (“Equity Securities”), the Company shall first make an offer of such Equity Securities to the Investor in accordance with the following provisions:

(i)            The Company shall deliver a notice (an “Issue Notice”) to the Investor stating (A) its bona fide intention to offer such Equity Securities, (B) a description of such Equity Securities, (C) the number of such Equity Securities to be offered, and (D) the price and terms upon which it proposes to offer such Equity Securities.

(ii)           By written notice to the Company within ten (10) Business Days after receipt by the Investor of an Issue Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Issue Notice, its pro rata share of the Equity Securities at the price and upon the terms specified in the Issue Notice and stating therein the quantity of Equity Securities to be purchased.

(iii)          if all of the Equity Securities that the Investor is entitled to obtain pursuant to Section 5.01(b)(ii) are not elected to be obtained as provided in Section 5.01(b)(ii), the Company may, during the one-hundred and twenty (120) day period following the expiration of the five (5) Business Day period provided in Section 5.01(b)(ii), offer the remaining unsubscribed portion of such Equity Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Issue Notice.  If the Company does not enter into an agreement for the sale of the Equity Securities within such period, or if such agreement is not consummated within one-hundred and twenty (120) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Equity Securities shall not be offered unless first re-offered to the Investor in accordance herewith.

(iv)          The Right of First Offer in this Section 5.01 shall not be applicable to (A) the issuance or sale of shares of Common Stock (or options therefore) to employees or officers for the primary purpose of soliciting or retaining their services, including, without limitation, pursuant to the Company’s incentive stock plan or any other plan or arrangement approved by the Board; (B) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, including, without limitation, upon conversion of the Preferred Stock; (C) the issuance of securities pursuant to a Public Offering; or (D) securities of the Company issued, in a single transaction or in a series of related transactions, in connection with bank financing transactions, commercial credit transactions, equipment lease financing transactions or similar transactions approved by the Company’s Board the principal purpose of which is not to raise equity funding and which do not exceed 5% of the Company’s Equity Securities on a fully diluted basis; (E) securities issued, in a single transaction or in a series of related transactions, in connection with transactions with operating companies approved by the Company’s Board involving research or development funding, technology licensing or joint marketing or manufacturing activities and which do not exceed 5% of the Company’s Equity Securities on a fully-diluted basis; and (F) shares of Common Stock or preferred stock issued in connection with any stock split, stock dividend, or recapitalization where the proportionate equity of the Investor remains unchanged by the Company.

ARTICLE VI
MISCELLANEOUS

SECTION 6.01.   Further Action.  Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

SECTION 6.02.   Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

SECTION 6.03.   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.03):

(a)

if to the Company:

Osiris Acquisition II, Inc.
2001 Aliceanna Street
Baltimore, Maryland 21231-3043
Attention: President and Chief Executive Officer
Telecopier: (410) 522-6999

with a copy to:

Carella, Byrne, Bain, Gilfillan,
Cecchi, Stewart & Olstein
6 Becker Farm Road
Roseland, NJ 07068

Attention: Elliot M. Olstein, Esq.
Telecopier: (973) 994-1744

(b)

if to the Investor:

JCR Pharmaceuticals Co., Ltd.
3-19 Kasuga-cho, Ashiya, 659-0021, Japan
Attention: President
Telecopier: +81 797 38 1752

Any notice, if mailed and properly addresses with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; and notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

SECTION 6.04.   Public Announcements.  No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the Company and the Investor, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 6.05.   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 6.06.   Entire Agreement.  The Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

SECTION 6.07.   Assignment.  Other than as expressly provided herein, this Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company and, for as so long as it is a Holder, the Investor.

SECTION 6.08.   Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

SECTION 6.09.   Governing Law.  This Agreement shall be governed by, and construed in accordance wife, the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other state.

SECTION 6.10.   Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 6.11.   Brokers.  The transactions contemplated hereby have been and shall be carried on by parties in such manner as not to give rise to any valid claims against the parties for a brokerage commission, finder’s fee or other like payment.  Each party agrees to indemnify and hold the other harmless from and against any claims for brokerage commissions or finder’s fees insofar as such claims shall be alleged to be based upon arrangements or agreements made by the indemnifying party or on its behalf.  Such indemnity shall include the cost of reasonable counsel fees in connection with the defense of any such claims.

SECTION 6.12.   Termination.  This Agreement shall terminate (a) as of the date on which the Holders cease to hold any Restricted Shares, or (b) automatically upon the termination of the License Agreement by and between the Parties, provided, however, that the Company’s right of Redemption (set forth, in Article IV above) shall survive any termination of this Agreement pursuant to subsection (b) hereof.  In addition, either party may terminate this Agreement if the other party materially defaults in the performance of any of its obligations hereunder, and if such default is not cured within forty-five (45) days after written notice complaining thereof is received by such party indicating the (i) nature and basis of such default and (ii) non-defaulting party’s intention to terminate this Agreement under this Section 6.12.

SECTION 6.13.   Arbitration.  All disputes, controversies or differences which may arise between the Parties, out of or in relation to this Agreement, or the breach thereof, which cannot be promptly resolved on an amicable basis, shall be finally settled by arbitration pursuant to the Japan-American Trade Arbitration Agreement of September, 1952, by which each Party hereto is bound.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above.

OSIRIS ACQUISITION II, INC.

By:	/s/ Wiliam Purlsey
Name: William Pursley
Title: President and Chief Executive Officer

JCR PHARMACEUTICALS CO., LTD

By:	/s/ Shin Ashida
Name: Shin Ashida
Title: President and Chief Executive Officer